Exhibit 99.1
The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Full-Year Sales and Earnings in Line with Guidance; Launches Phase Two of Project Springboard to Realize Further Cost Savings
Company meets FY 2022 EPS, free cash flow guidance
Project Springboard achieves $100 million of annualized cost savings, introduces additional target of $85 million in savings
Company reaffirms projection of $1 billion in free cash flow over next two years
MARYSVILLE, Ohio, November 2, 2022 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced its results for the fourth quarter ended September 30, 2022.

“Our leadership team and associates successfully managed the challenging finish to fiscal 2022 to deliver consolidated sales and earnings results consistent with our expectations,” said Jim Hagedorn, chairman and CEO. “While we were disappointed with our overall financial performance for the year, we remained within our leverage covenants and established a path forward to return the Company to acceptable levels of profitability.

“As we look to the year ahead, we are committed to further improving our operating and financial performance by capitalizing on the strengths of the U.S. Consumer business and right-sizing Hawthorne for the realities of today. We will prioritize more profitable product mixes along with front-loading our marketing and promotional activities to drive early consumer traffic in close coordination with our retailer partners. At the same time, we are taking decisive actions across the organization with the goal of effectively managing leverage and creating stronger conditions for the long-term success of our business.”

Fourth Quarter Results Highlights
Sales for the period declined by 33 percent, reflecting decreases in both major business segments. The Company reported a GAAP loss of $3.97 per share, which includes pre-tax impairment and restructuring charges of $120.9 million. Non-GAAP adjusted earnings per share, which is the basis of the Company’s guidance, was a loss of $2.04.

Project Springboard 2.0 - Additional $85 Million of Cost Reductions Planned
On August 3, 2022, the Company announced its cross-functional Project Springboard initiative to expand margins, improve free cash flow and strengthen the balance sheet. The first phase of this initiative achieved $100 million of annualized savings split between fiscal 2022 and fiscal 2023, primarily realized in headcount and variable SG&A reductions.

The Company has launched the second phase of this initiative, Project Springboard 2.0, targeting an additional $85 million of cost reductions to be realized in fiscal 2023 and fiscal 2024. Expected savings will be driven by:

•Reducing the operating footprint in the Hawthorne and U.S. Consumer segments by closing points of distribution
•Further right-sizing of overhead expenses in Hawthorne enabled by integration into ScottsMiracle-Gro
•Enhancing profitability driven by improved product mix and fewer SKUs in the Hawthorne segment
•Executing on Supply Chain labor and materials efficiencies
•Improving productivity of trade programs
•Further reductions in corporate SG&A spending

“The operating cost savings identified by Project Springboard 2.0 give us momentum toward our targeted debt-to-EBITDA leverage ratio in the 4’s by the end of fiscal 2023,” said Dave Evans, interim chief financial officer. “We will continue to have high levels of financial discipline to ensure we maintain appropriate financial headroom under our lending agreements.”

Financial Results

Fourth Quarter Details
For the quarter ended September 30, 2022, company-wide sales decreased 33 percent, to $493.6 million. U.S. Consumer segment sales declined 18 percent, to $302.1 million, from $369.4 million. Hawthorne segment sales decreased 49 percent, to $168.5 million, compared with $329.1 million during the same period last year.

July - September 2022
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	(28)%	—%	10%	—%	(18)%
Hawthorne	(53)%	(3)%	3%	4%	(49)%
Other	(48)%	(3)%	10%	—%	(41)%
Total SMG	(40)%	(1)%	7%	1%	(33)%
(1) Net Sales percentage changes are approximations based on quantitative formulas that are consistently applied
(2) Other includes the impact of acquisitions and divestitures

GAAP and non-GAAP adjusted gross margin rates for the quarter were negative 14.3 percent and positive 3.5 percent, respectively. These compare to 17.1 percent and 17.4 percent, respectively, in the prior year. The declines were due primarily to unfavorable fixed cost leverage related to volume. Higher commodity costs and unfavorable distribution costs also negatively impacted gross margins in the quarter. Those pressures were partially offset by price increases and favorable segment mix due to the decline in the lower-margin Hawthorne segment.

SG&A decreased 27 percent, to $118.4 million, due to lower accruals for annual incentive compensation and cost-reduction efforts.

Interest expense increased $13.3 million on a year-over-year basis to $34.9 million, driven by an increase in average borrowings. The Company’s debt-to-EBITDA ratio at the end of the quarter was 6.0 times.

The Company reported a loss from continuing operations of $220.1 million, or $3.97 per share, compared with a prior year loss of $48.7 million, or a loss of $0.87 per share. The non-GAAP adjusted loss in the quarter, which excluded impairment, restructuring and other non-recurring items, was $113.3 million, or $2.04 per share, compared with a loss of $45.5 million, or $0.82 per share in 2021.

Fiscal 2022 Details
Company-wide sales on a full-year basis decreased 20 percent, to $3.92 billion, compared with $4.93 billion a year ago. Sales in the U.S. Consumer segment decreased 8 percent, to $2.93 billion. Hawthorne sales decreased 50 percent to $716.2 million.

October 2021 - September 2022
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	(15)%	—%	7%	—%	(8)%
Hawthorne	(56)%	(1)%	4%	3%	(50)%
Other	(14)%	(2)%	8%	—%	(8)%
Total SMG	(27)%	—%	6%	1%	(20)%
(1) Net Sales percentage changes are approximations based on quantitative formulas that are consistently applied
(2) Other includes the impact of acquisitions and divestitures

The GAAP gross margin rate on a year-to-date basis was 22.2 percent. The non-GAAP adjusted rate was 26.3 percent. These compare with 29.8 percent and 30.3 percent, respectively, last year. The reasons for the full-year decline are consistent with the factors that drove fourth-quarter results.

SG&A was $613 million, an 18 percent decrease from 2021, driven by lower accruals for annual incentive compensation and cost-reduction efforts.

Interest expense increased $39.2 million, to $118.1 million, due to an increase in average borrowings.

The Company reported a full year loss from continuing operations of $437.5 million, or $7.88, compared with income of $517.3 million, or $9.03 per diluted share in the prior year. Non-GAAP adjusted earnings, which exclude impairment, restructuring and other non-recurring items, were $230 million, or $4.10 per diluted share, compared with $527.7 million, or $9.23 per diluted share last year.

Free cash flow for 2022 was negative $242.5 million. The negative cash flow was driven by an increase in inventories and a decrease in accounts payable.

Fiscal 2023 Outlook
The Company provided direction for fiscal 2023 that includes the following:

•Low single-digit percentage growth in adjusted operating income versus fiscal 2022
•Mid-single digit percentage growth in adjusted EBITDA versus fiscal 2022
•Interest expense increase of $35 million to $40 million
•Effective tax rate of 25 percent to 26 percent
•Free cash flow of $1 billion over the next two years

Management will outline its 2023 expectations in more detail during its scheduled conference call with the investment community at 9 a.m. Eastern Time today.

Conference Call and Webcast Scheduled for 9 a.m. ET Today, November 2
The Company will discuss results during a webcast and conference call today at 9:00 a.m. ET. To participate in the conference call, please call 1-888-317-6003 (Elite Entry Number: 1441072). A live webcast of the call and the press release will be available on the Company’s investor relations website at http://investor.scotts.com. An archive of the press release and any accompanying information will remain available for at least a 12-month period.

About ScottsMiracle-Gro
With approximately $3.9 billion in sales, the Company is one of the world’s largest marketers of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•If the Company underestimates or overestimates demand for its products and does not maintain appropriate inventory levels, its net sales and/or working capital could be negatively impacted;
•The Company’s indebtedness could limit its flexibility and adversely affect its financial condition;
•Disruptions in availability or increases in the prices of raw materials or fuel could adversely affect the Company's business;
•The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows;
•A significant interruption in the operation of the Company’s or its suppliers’ facilities could impact the Company’s capacity to produce products and service its customers, which could adversely affect the Company’s revenues and earnings.
•Climate change and unfavorable weather conditions could adversely impact financial results;
•If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed;
•Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;
•Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations;
•Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business;
•Certain of the Company’s products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;
•The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack;
•The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;
•In the event the Third Restated Marketing Agreement for consumer Roundup products terminates, or Monsanto’s consumer Roundup business materially declines the Company would lose a substantial source of future earnings and overhead expense absorption; and
•Hagedorn Partnership, L.P. beneficially owns approximately 26% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

For investor inquiries:
Kelly Berry
Vice President
Investor Relations
(937) 578-1598

For media inquiries:
Tom Matthews
Chief Communications Officer
Corporate Affairs
(937) 644-7044

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

		Three Months Ended			Twelve Months Ended
	Footnotes	September 30, 2022	September 30, 2021	% Change	September 30, 2022	September 30, 2021	% Change
Net sales		$493.6	$737.8	(33)%	$3,924.1	$4,925.0	(20)%
Cost of sales		475.4	609.1		2,891.1	3,431.3
Cost of sales—impairment, restructuring and other		89.0	2.5		160.1	24.7
Gross margin		(70.8)	126.2	(156)%	872.9	1,469.0	(41)%
% of sales		(14.3)%	17.1%		22.2%	29.8%
Operating expenses:
Selling, general and administrative		118.4	161.2	(27)%	613.0	743.5	(18)%
Impairment, restructuring and other		32.9	0.6		693.1	4.3
Other (income) expense, net		1.8	1.5		0.8	(1.8)
Income (loss) from operations		(223.9)	(37.1)	(504)%	(434.0)	723.0	(160)%
% of sales		(45.4)%	(5.0)%		(11.1)%	14.7%
Equity in (income) loss of unconsolidated affiliates		14.2	5.6		12.9	(14.4)
Interest expense		34.9	21.6		118.1	78.9
Other non-operating income, net		(1.4)	(1.2)		(6.9)	(18.6)
Income (loss) from continuing operations before income taxes		(271.6)	(63.1)	(330)%	(558.1)	677.1	(182)%
Income tax expense (benefit) from continuing operations		(51.5)	(14.4)		(120.6)	159.8
Income (loss) from continuing operations		(220.1)	(48.7)	(352)%	(437.5)	517.3	(185)%
Income (loss) from discontinued operations, net of tax		—	0.9		—	(3.9)
Net income (loss)		$(220.1)	$(47.8)		$(437.5)	$513.4
Net income attributable to noncontrolling interest		—	—		—	(0.9)
Net income (loss) attributable to controlling interest		$(220.1)	$(47.8)		$(437.5)	$512.5

Basic income (loss) per common share:	(1)
Income (loss) from continuing operations		$(3.97)	$(0.87)	(356)%	$(7.88)	$9.27	(185)%
Income (loss) from discontinued operations		—	0.01		—	(0.07)
Net income (loss)		$(3.97)	$(0.86)		$(7.88)	$9.20

Diluted income (loss) per common share:	(2)
Income (loss) from continuing operations		$(3.97)	$(0.87)	(356)%	$(7.88)	$9.03	(187)%
Income (loss) from discontinued operations		—	0.01		—	(0.07)
Net income (loss)		$(3.97)	$(0.86)		$(7.88)	$8.96

Common shares used in basic income (loss) per share calculation		55.5	55.7	—%	55.5	55.7	—%
Common shares and potential common shares used in diluted income (loss) per share calculation		55.5	55.7	—%	55.5	57.2	(3)%

Non-GAAP results:
Adjusted net income (loss) attributable to controlling interest from continuing operations	(3)	$(113.3)	$(45.5)	(149)%	$230.0	$527.7	(56)%
Adjusted diluted income (loss) per common share from continuing operations	(2) (3) (4)	$(2.04)	$(0.82)	(149)%	$4.10	$9.23	(56)%
Adjusted EBITDA	(3)	$(71.3)	$(9.0)	(692)%	$557.9	$902.6	(38)%
Note: See accompanying footnotes on page 12.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)
The Company divides its operations into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business in the United States. Hawthorne consists of the Company’s indoor and hydroponic gardening business. Other primarily consists of the Company’s consumer lawn and garden business outside the United States. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. In addition, Corporate consists of general and administrative expenses and certain other income and expense items not allocated to the business segments.

The performance of each reportable segment is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Twelve Months Ended
	September 30, 2022	September 30, 2021	% Change	September 30, 2022	September 30, 2021	% Change
Net Sales:
U.S. Consumer	$302.1	$369.4	(18)%	$2,928.8	$3,197.7	(8)%
Hawthorne	168.5	329.1	(49)%	716.2	1,424.2	(50)%
Other	23.0	39.3	(41)%	279.1	303.1	(8)%
Consolidated	$493.6	$737.8	(33)%	$3,924.1	$4,925.0	(20)%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$(52.1)	$(18.9)	(176)%	$568.6	$726.7	(22)%
Hawthorne	(23.2)	30.1	(177)%	(21.1)	163.8	(113)%
Other	(2.5)	(2.4)	(4)%	20.2	42.1	(52)%
Total Segment Profit (Loss) (Non-GAAP)	(77.8)	8.8	(984)%	567.7	932.6	(39)%
Corporate	(16.6)	(34.9)		(112.4)	(149.7)
Intangible asset amortization	(8.6)	(7.9)		(37.1)	(30.9)
Impairment, restructuring and other	(120.9)	(3.1)		(852.2)	(29.0)
Equity in income (loss) of unconsolidated affiliates	(14.2)	(5.6)		(12.9)	14.4
Interest expense	(34.9)	(21.6)		(118.1)	(78.9)
Other non-operating income, net	1.4	1.2		6.9	18.6
Income (loss) from continuing operations before income taxes (GAAP)	$(271.6)	$(63.1)	(330)%	$(558.1)	$677.1	(182)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30, 2022	September 30, 2021

ASSETS
Current assets:
Cash and cash equivalents	$86.8	$244.1
Accounts receivable, net	378.8	483.4
Inventories	1,343.5	1,126.6
Prepaid and other current assets	172.8	169.9
Total current assets	1,981.9	2,024.0
Investment in unconsolidated affiliates	193.8	207.0
Property, plant and equipment, net	606.0	622.2
Goodwill	254.0	605.2
Intangible assets, net	580.2	709.6
Other assets	680.9	632.0
Total assets	$4,296.8	$4,800.0
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$144.3	$57.8
Accounts payable	422.6	609.4
Other current liabilities	397.0	473.2
Total current liabilities	963.9	1,140.4
Long-term debt	2,826.2	2,236.7
Other liabilities	359.0	409.6
Total liabilities	4,149.1	3,786.7
Equity	147.7	1,013.3
Total liabilities and equity	$4,296.8	$4,800.0

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Year Ended September 30,
	2022	2021
OPERATING ACTIVITIES
Net income (loss)	$(437.5)	$513.4
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Impairment, restructuring and other	666.8	—
Share-based compensation expense	34.3	40.6
Depreciation	68.1	62.9
Amortization	37.1	30.9
Deferred taxes	(182.8)	22.5
Equity in (income) loss of unconsolidated affiliates, net of distributions	12.9	(2.6)
Other, net	1.1	(10.8)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	102.8	15.5
Inventories	(203.8)	(496.5)
Prepaid and other assets	(3.3)	(76.5)
Accounts payable	(171.2)	202.5
Other current liabilities	(68.4)	(21.6)
Other non-current items	20.1	(10.1)
Other, net	(5.2)	1.3
Net cash (used in) provided by operating activities	(129.0)	271.5
INVESTING ACTIVITIES
Proceeds from sale of long-lived assets	63.3	0.2
Investments in property, plant and equipment	(113.5)	(106.9)
Investments in unconsolidated affiliates	—	(102.3)
Payment for acquisitions, net of cash acquired	(237.3)	(127.8)
Purchase of convertible debt investments	(25.0)	(193.1)
Other investing, net	29.3	(8.7)
Net cash used in investing activities	(283.2)	(538.6)
FINANCING ACTIVITIES
Borrowings under revolving and bank lines of credit and term loans	3,617.4	1,243.2
Repayments under revolving and bank lines of credit and term loans	(2,937.3)	(1,361.5)
Proceeds from issuance of 4.000% Senior Notes	—	500.0
Proceeds from issuance of 4.375% Senior Notes	—	400.0
Financing and issuance fees	(9.6)	(13.1)
Dividends paid	(166.2)	(143.0)
Purchase of Common Shares	(257.9)	(129.3)
Cash received from exercise of stock options	3.3	15.2
Acquisition of noncontrolling interests	—	(17.5)
Other financing, net	5.6	—
Net cash provided by financing activities	255.3	494.0
Effect of exchange rate changes on cash	(0.4)	0.6
Net increase (decrease) in cash and cash equivalents	(157.3)	227.5
Cash and cash equivalents at beginning of year	244.1	16.6
Cash and cash equivalents at end of year	$86.8	$244.1

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Disc Ops	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$(70.8)	$(88.0)	$17.2	$126.2	$—	$(2.5)	$128.7
Gross margin as a % of sales	(14.3)%		3.5%	17.1%			17.4%
Income (loss) from operations	(223.9)	(120.9)	(103.0)	(37.1)	—	(3.1)	(34.0)
Income (loss) from operations as a % of sales	(45.4)%		(20.9)%	(5.0)%			(4.6)%
Income (loss) from continuing operations before income taxes	(271.6)	(120.9)	(150.7)	(63.1)	—	(3.1)	(60.0)
Income tax expense (benefit) from continuing operations	(51.5)	(14.2)	(37.4)	(14.4)	—	0.1	(14.6)
Income (loss) from continuing operations	(220.1)	(106.7)	(113.3)	(48.7)	—	(3.3)	(45.5)
Net income (loss) attributable to controlling interest	(220.1)	(106.7)	(113.3)	(47.8)	0.9	(3.3)	(45.5)
Diluted income (loss) per common share from continuing operations	(3.97)	(1.92)	(2.04)	(0.87)	—	(0.06)	(0.82)
Common shares and potential common shares used in diluted income (loss) per share calculation (4)	55.5		55.5	55.7			55.7

Calculation of Adjusted EBITDA (3):	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021
Net loss (GAAP)	$(220.1)	$(47.8)
Income tax benefit from continuing operations	(51.5)	(14.4)
Income tax benefit from discontinued operations	—	(1.0)
Interest expense	34.9	21.6
Depreciation	17.8	15.9
Amortization	8.6	7.9
Impairment, restructuring and other charges from continuing operations	120.9	3.1
Equity in loss of unconsolidated affiliates (5)	14.2	—
Interest income	(1.7)	(0.9)
Share-based compensation expense	5.6	6.6
Adjusted EBITDA (Non-GAAP)	$(71.3)	$(9.0)

Note: See accompanying footnotes on page 12.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Twelve Months Ended September 30, 2022			Twelve Months Ended September 30, 2021
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Disc Ops	Impairment, Restructuring and Other	Other Non- Operating	Adjusted (Non- GAAP)
Gross margin	$872.9	$(159.1)	$1,032.0	$1,469.0	$—	$(24.7)	$—	$1,493.7
Gross margin as a % of sales	22.2%		26.3%	29.8%				30.3%
Income (loss) from operations	(434.0)	(852.2)	418.2	723.0	—	(29.0)	—	752.1
Income (loss) from operations as a % of sales	(11.1)%		10.7%	14.7%				15.3%
Income (loss) from continuing operations before income taxes	(558.1)	(852.2)	294.1	677.1	—	(29.0)	12.6	693.5
Income tax expense (benefit) from continuing operations	(120.6)	(184.7)	64.1	159.8	—	(8.1)	3.0	164.9
Income (loss) from continuing operations	(437.5)	(667.6)	230.0	517.3	—	(20.9)	9.6	528.6
Net income (loss) attributable to controlling interest	(437.5)	(667.6)	230.0	512.5	(3.9)	(20.9)	9.6	527.7
Diluted income (loss) per common share from continuing operations	(7.88)	(11.90)	4.10	9.03	—	(0.37)	0.17	9.23
Common shares and potential common shares used in diluted income (loss) per share calculation (4)	55.5		56.1	57.2				57.2

Calculation of Adjusted EBITDA (3):	Twelve Months Ended September 30, 2022	Twelve Months Ended September 30, 2021
Net income (loss) (GAAP)	$(437.5)	$513.4
Income tax expense (benefit) from continuing operations	(120.6)	159.8
Income tax benefit from discontinued operations	—	(8.4)
Loss on contingent consideration from discontinued operations	—	12.2
Interest expense	118.1	78.9
Depreciation	68.1	62.9
Amortization	37.1	30.9
Impairment, restructuring and other charges from continuing operations	852.2	29.0
Equity in loss of unconsolidated affiliates (5)	12.9	—
Other non-operating income, net	—	(12.6)
Interest income	(6.7)	(4.1)
Share-based compensation expense	34.3	40.6
Adjusted EBITDA (Non-GAAP)	$557.9	$902.6

Note: See accompanying footnotes on page 12.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Year Ended September 30,
	2022	2021
Calculation of free cash flow (3):
Net cash (used in) provided by operating activities (GAAP)	$(129.0)	$271.5
Investments in property, plant and equipment	(113.5)	(106.9)
Free cash flow (Non-GAAP)	$(242.5)	$164.6

Note: See accompanying footnotes on page 12.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)Basic income (loss) per common share amounts are calculated by dividing income (loss) attributable to controlling interest from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.
(2)Diluted income (loss) per common share amounts are calculated by dividing income (loss) attributable to controlling interest from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.
(3)Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these non-GAAP financial measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.
•Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.
•Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, determining incentive compensation and determining the amount of cash available for dividends and discretionary investments, and by investors and analysts in evaluating performance of the business:

Adjusted gross margin: Gross margin excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing, certain other non-operating income / expense items and discontinued operations, each net of tax.
Adjusted diluted income (loss) per common share from continuing operations: Diluted net income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements, and used to calculate a leverage ratio (maximum of 6.25 at September 30, 2022) and an interest coverage ratio (minimum of 3.00 for the twelve months ended September 30, 2022).
Free cash flow: Net cash provided by (used in) operating activities reduced by investments in property, plant and equipment.

For the three and twelve months ended September 30, 2022, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During the three and twelve months ended September 30, 2022, the Company recognized non-cash, pre-tax goodwill and intangible asset impairment charges of zero and $632.4 million, respectively, associated with an interim impairment review for its Hawthorne segment in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations, comprised of $522.4 million of goodwill impairment charges and $110.0 million of finite-lived intangible asset impairment charges.
•During the three and twelve months ended September 30, 2022, the Company incurred inventory write-down charges of $74.9 million and $120.9 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and incurred finite-lived intangible asset impairment charges of $35.3 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with its decision to discontinue and exit the market for certain lighting products and brands.
•During fiscal 2022, the Company began implementing a series of organizational changes and initiatives intended to create operational and management-level efficiencies. As part of this restructuring program, the Company is reducing the size of its supply chain network, reducing staffing levels and implementing other cost-reduction initiatives. During the three and twelve months ended September 30, 2022, the Company incurred costs of $11.6 million and $36.8 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and $7.5 million and $28.4 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations primarily related to employee termination benefits and impairment of property, plant and equipment associated with this restructuring initiative.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

•During the three and twelve months ended September 30, 2022, the Company recognized gains of $11.9 million and $16.2 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with the sale of property, plant and equipment.

For the three and twelve months ended September 30, 2021, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During the three and twelve months ended September 30, 2021, the Company incurred costs of $2.5 million and $25.0 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and incurred costs of $0.6 million and $4.2 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with the COVID-19 pandemic primarily related to premium pay.
•On December 31, 2020, pursuant to the terms of the Contribution and Unit Purchase Agreement between the Company and Alabama Farmers Cooperative, Inc. (“AFC”), the Company acquired a 50% equity interest in the Bonnie Plants business through a newly formed joint venture with AFC (“Bonnie Plants, LLC”) in exchange for cash payments of $102.3 million, forgiveness of the Company’s outstanding loan receivable with AFC and termination of the Company’s options to increase its economic interest in the Bonnie Plants business. The Company’s loan receivable with AFC, which was previously recognized in the “Other assets” line in the Condensed Consolidated Balance Sheets, had a carrying value of $66.4 million on December 31, 2020 and the Company recognized a gain of $12.5 million during the first quarter of fiscal 2021 to write-up the value of the loan to its closing date fair value in the “Other non-operating income, net” line in the Condensed Consolidated Statements of Operations. The Company’s interest in Bonnie Plants, LLC had an initial fair value of $202.9 million and is recorded in the “Investment in unconsolidated affiliates” line in the Condensed Consolidated Balance Sheets. The Company’s interest is accounted for using the equity method of accounting, with the Company’s proportionate share of Bonnie Plants, LLC earnings subsequent to December 31, 2020 reflected in the Condensed Consolidated Statements of Operations.

Forward Looking Non-GAAP Measures
In this release, the Company presents certain forward-looking non-GAAP measures. The Company does not provide outlook on a GAAP basis because changes in the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on a GAAP outlook without unreasonable efforts. The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2023 GAAP results. As a result, the Company does not provide a reconciliation of forward-looking non-GAAP measures to GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

(4)Due to the GAAP net loss for the three and twelve months ended September 30, 2022, diluted average common shares used in the GAAP diluted loss per common share calculation excluded potential Common Shares of 0.2 million and 0.6 million, respectively, because the effect of their inclusion would be anti-dilutive. Due to the non-GAAP net loss for the three months ended September 30, 2022, diluted average common shares used in the non-GAAP adjusted diluted loss per common share calculation excluded potential Common Shares of 0.2 million because the effect of their inclusion would be anti-dilutive. Diluted average common shares used in the non-GAAP adjusted diluted income per common share calculation for the twelve months ended September 30, 2022 included dilutive potential Common Shares of 0.6 million.

(5)Beginning with the three months ended September 30, 2022, equity in income / loss of unconsolidated affiliates is excluded from the calculation of non-GAAP Adjusted EBITDA. This exclusion is consistent with the calculation of that measure as required by the Company’s borrowing arrangements. This change has been reflected in the calculation of Adjusted EBITDA for the three and twelve months ended September 30, 2022. The prior period amounts have not been reclassified to conform to the revised calculation.